UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 23, 2006
Cord Blood America, Inc.
(Exact name of registrant as specified in its charter)
Florida	000-50746	65-1078768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9000 W. Sunset Boulevard - Suite 400 - West Hollywood, CA 90069
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  310-432-4090

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2006, Cord Blood America, Inc. (the "Company") entered into a Promissory Note with Bergen Regional Community Blood Services. ("Holder"). Pursuant to the Promissory Note, the Company (i) issued to Holder a Promissory Note bearing interest at the rate of 12% with an aggregate principal amount of $250,000 and (ii) entered in to a Stock Pledge, Escrow and Security Agreement and pledged 5,000,000 unregistered shares of its Common Stock (the "Shares") as security to Holder, to which can be returned once debt is retired.  The Promissory Note is due one year from the date of issuance with equal monthly installments. The Promissory Note also is subject to acceleration upon an event of default, as defined in the note. Pursuant to the Promissory Note, Holder was granted registration rights for the Shares in the event that the Company proposes to register any other shares of its common stock. The Promissory Note and Stock Pledge, Escrow and Security Agreement, are attached hereto as exhibits and incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits
EX-10.91	Promissory Note dated October 23, 2006 between the Company and Bergen Regional Community Blood Services.
EX-10.92	Stock Pledge, Escrow and Security Agreement dated October 23, 2006 for the benefit Bergen Regional Community Blood Services.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cord Blood America, Inc.
Date: October 27, 2006	By:	/s/ Matthew L. Schissler
Matthew L. Schissler Chief Executive Officer